Exhibit 8.1

Loeb & Loeb LLP 10100 Santa Monica Blvd. Suite 2200 Los Angeles, CA 90067	Main 310.282.2000 Fax 310.282.2200

May 22, 2025

JVSPAC Acquisition Corp.
G/F Hang Tak Building
Electric Street
Wan Chai
Hong Kong
Attn: Serena Shie
Email: serena@firsteuro.co

Re:	Registration Statement of Hotel101 Global Holdings Corp.

Ladies and Gentlemen:

We have acted as United States counsel to JVSPAC Acquisition Corp., a British Virgin Island business company (“JVSPAC”), in connection with the proposed Business Combination (as defined below) contemplated by a agreement and plan of merger, dated as of April 8, 2024 (and as amended on September 3, 2024, and as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Hotel101 Global Holdings Corp., an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of DoubleDragon Corporation (“HBNB”), Hotel of Asia, Inc., a company with limited liability incorporated under the laws of the Philippines (“HOA”), DoubleDragon Corporation, a company incorporated under the laws of the Philippines and listed on the Philippine Stock Exchange, Inc. (“DoubleDragon”), DDPC Worldwide Pte. Ltd., a private company limited by shares incorporated under the laws of Singapore and a wholly-owned subsidiary of DoubleDragon (“DDPC”), Hotel101 Worldwide Private Limited, a private company limited by shares incorporated under the laws of Singapore (“Hotel101 Worldwide”), Hotel101 Global Pte. Ltd., a private company limited by shares incorporated under the laws of Singapore (“Hotel101 Global”), HGHC 4 Pte. Ltd., a private company limited by shares incorporated under the laws of Singapore and a wholly-owned subsidiary of HBNB (“Merger Sub 1”), HGHC 3 Corp., a British Virgin Islands business company and a wholly-owned subsidiary of HBNB (“Merger Sub 2”) and JVSPAC whereby: (a) Hotel101 Global and Merger Sub 1 will amalgamate, with Hotel101 Global being the surviving entity and becoming a wholly-owned subsidiary of HBNB (“Company Amalgamation”), and (b) Merger Sub 2 will merge with and into JVSPAC, with JVSPAC being the surviving entity and becoming a wholly-owned subsidiary of HBNB (the “SPAC Merger”) (collectively, the “Business Combination”).

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For the United States offices, a limited liability partnership including professional corporations. For Hong Kong office, a limited liability partnership.

JVSPAC Acquisition Corp. May 22, 2025. Page 2

The Business Combination and certain other related transactions are described in the Registration Statement of Hotel101 Global Holdings Corp. on Form F-4 under the Securities Act of 1933, as amended (the “Securities Act”), filed on the date hereof (the “Registration Statement”).

In rendering this opinion, we have reviewed the Registration Statement and have assumed with your approval the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the completeness and accuracy of the documents reviewed by us. We have assumed with your approval and have not verified the accuracy of the factual matters and representations set forth in the Registration Statement.

Based on the foregoing and subject to the assumptions, limitations and qualifications stated in the Registration Statement and herein, we hereby confirm and adopt as our opinion the statements of United States federal income tax law on the date hereof as set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations – The Business Combination.”

This opinion is based upon the existing provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published revenue rulings and procedures from the United States Internal Revenue Service (“IRS”) and judicial decisions, all as in effect on the date hereof. Any such authority is subject to change, and any change may be retroactive in effect and may affect our opinion as set forth herein. Our opinion is based on the facts, assumptions and representations set forth in the Registration Statement and this opinion. If any of the facts, assumptions or representations is not true, correct or complete, our opinion may not be applicable. We undertake no responsibility to update this opinion or to advise you of any developments or changes as a result of a change in legal authority, fact, representation, assumption or document, or any inaccuracy in any fact, representation or assumption, upon which this opinion is based, or otherwise.

Our opinion is not binding on the IRS or a court. The IRS may disagree with one or more of our conclusions, and a court may sustain the IRS’s position.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this firm as counsel to Inception Growth under the caption “Material U.S. Federal Income Tax Considerations – The Business Combination” in the Registration Statement, without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations promulgated thereunder, with respect to any part of the Registration Statement, including this exhibit.

Regards,

/s/ Loeb & Loeb LLP
Loeb & Loeb LLP